UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2015

PUMA BIOTECHNOLOGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35703	77-0683487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10880 Wilshire Boulevard, Suite 2150

Los Angeles, California 90024

(Address of principal executive offices) (Zip Code)

(424) 248-6500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 11, 2015, the board of directors (the “Board”) of Puma Biotechnology, Inc. (the “Company”) increased the size of the Board from four (4) to five (5) directors and appointed Adrian Senderowicz, M.D., 51, to fill the resulting vacancy. Dr. Senderowicz will serve on the Board for a term expiring at the 2016 Annual Meeting of Stockholders and until his successor is duly elected and qualified, or until his earlier death, resignation or removal. The Board expects to appoint Dr. Senderowicz to serve on one or more committees of the Board at a subsequent date.

Dr. Senderowicz served as the Chief Medical Officer and Senior Vice President, Clinical Development and Regulatory Affairs from August 2014 to February 2015, and Clinical and Regulatory Strategy Officer from February 2015 to April 2015 of Ignyta, Inc., a public precision oncology biotechnology company. Prior to joining Ignyta, Dr. Senderowicz was Vice President, Global Regulatory Oncology at Sanofi, a position he held from September 2013 to August 2014. Prior to Sanofi, Dr. Senderowicz was Chief Medical Officer and Vice President, Medical Development at Tokai Pharmaceuticals, Inc. from August 2012 to March 2013. From August 2008 to March 2012, Dr. Senderowicz held positions of increasing responsibility, including Senior Medical Director, Oncology Clinical Development, at AstraZeneca. Before his tenure at AstraZeneca, Dr. Senderowicz spent almost four years in a variety of leadership positions at the U.S. Food and Drug Administration Division of Oncology Drug Products in the Center for Drug Evaluation and Research. Prior to his work with the FDA, Dr. Senderowicz held a variety of clinical and research positions, including Coordinator of the Prostate Cancer Drug Development Clinic and Investigator and Chief, Molecular Therapeutics Unit, with the National Cancer Institute/National Institutes of Health. Dr. Senderowicz holds both an M.D. and an Instructor of Pharmacology degree from the School of Medicine at the Universidad de Buenos Aires in Argentina. Dr. Senderowicz was selected as a director because of his extensive clinical and regulatory background and his significant experience in the life sciences industry.

Dr. Senderowicz will receive the standard fees paid by the Company to all of its non-employee directors under the Company’s non-employee director compensation program. At this time, the annual cash retainer is $50,000. The annual retainer is paid by the Company in four equal installments of $12,500 at the beginning of each calendar quarter. In addition, pursuant to the Company’s non-employee director compensation program, Dr. Senderowicz received an option to purchase 30,000 shares of the Company’s common stock in connection with his appointment to the Board. The option has an exercise price of $97.01 per share and will vest over a three-year period from the grant date, with 1/3 of the shares underlying the option vesting on the one-year anniversary of the grant date and then 1/36 of the shares vesting monthly over the next two years.

In accordance with the Company’s customary practice, the Company is entering into its standard form of indemnification agreement with Dr. Senderowicz, which will require the Company to indemnify him against certain liabilities that may arise as result of his status or service as a director. The description of Dr. Senderowicz’s indemnification agreement is qualified in its entirety by the full text of the form of indemnification agreement, which is attached to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2015 as Exhibit 10.9.

There are no arrangements or understandings between Dr. Senderowicz and any other person pursuant to which he was selected as a director, nor are there any transactions in which Dr. Senderowicz has an interest that would be reportable under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PUMA BIOTECHNOLOGY, INC.

Date: August 13, 2015	By:	/s/ Alan H. Auerbach
Alan H. Auerbach
President and Chief Executive Officer